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                                                                    EXHIBIT 23.4



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 of Registration Statement No. 333-92262 of Fleming Companies, Inc. of our report dated February 22, 2002, on our audits of the consolidated financial statements of Core-Mark International, Inc. as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in the Current Report on Form 8-K of Fleming Companies, Inc. filed with the Securities and Exchange Commission on May 20, 2002, and to the reference to us under the heading "Independent Auditors" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP


San Francisco, California
October 7, 2002